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                                                                EXHIBIT 99(L)(1)
                                                                ----------------

                   [SEWARD & KISSEL LETTERHEAD]

                                                              September 18, 1995

The Korean Investment Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

                       The Korean Investment Fund, Inc.
                      Registration Statement on Form N-2
                              (File No. 33-61849)
                      ----------------------------------


Dear Sirs:

        We are acting as counsel for The Korean Investment Fund, Inc., a Maryland corporation (the "Fund"), in connection with the proposed registration, under the Securities Act of 1933, of 2,484,546 shares, consisting of 1,987,637 Primary Subscription Shares and 496,909 Additional Over-Subscription Shares, of the Fund's common stock, par value $.01 per share (the "Common Stock"), to be issued pursuant to the exercise of non-transferable rights (the "Rights") to purchase Common Stock to be distributed to the Fund's shareholders in accordance with the Fund's Registration Statement on Form N-2.

        As counsel for the Fund we have participated in the preparation of the Registration Statement on Form N-2 (Securities and Exchange Commission File No. 33-61849) relating to the Shares (the "Registration Statement") and the form of Subscription Certificate relating to the exercise of the Rights and have examined and relied upon such corporate records of the Fund and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein. We have assumed that the Fund has no "Principal Shareholder" as defined in Article Seventh of its Articles of Incorporation and have relied upon the Certificate of the Secretary of the Fund to the effect that the Fund has no knowledge of any
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The Korean Investment
  Fund, Inc.                          -2-                     September 18, 1995


such Principal Shareholder.

        Based on the foregoing, we are of the opinion that:

        1. The Fund has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland.

        2. The Primary Subscription Shares of Common Stock to be issued upon exercise of the Rights have been duly authorized, and, upon such exercise, when the Primary Subscription Shares have been issued and paid for as contemplated by the Registration Statement, the Primary Subscription Shares will have been validly and legally authorized and issued and will be fully paid and nonassessable. When the Pricing Committee of the Board of Directors has authorized the issuance of the Additional Over-Subscription Shares pursuant to the authority delegated to it by the Board of Directors, the Additional Over-Subscription Shares of Common Stock to be issued upon exercise of the Rights will have been duly authorized and, upon such exercise, when the Additional Over-Subscription Shares have been issued and paid for as contemplated by the Registration Statement, the Additional Over-Subscription Shares will have been validly and legally authorized and issued and will be fully paid and nonassessable.

        As to the matters of Maryland law contained in the foregoing opinion we have relied on the opinion of Venable, Baetjer and Howard, LLP of Baltimore, Maryland, dated September 18, 1995, pertaining to the subject matter hereof.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the captions "Taxation" and "Legal Matters" in the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Seward & Kissel